EXHIBIT 10.15

2009 ROWAN COMPANIES, INC. INCENTIVE PLAN
(as Amended and Restated and as Assumed by Rowan Companies plc, Effective May 4, 2012)

FORM OF
2012-2014 PERFORMANCE UNIT AWARD NOTICE

1.
Grant of Performance Units.  To carry out the purposes of Annex 2 to the 2009 Rowan Companies, Inc. Incentive Plan (as amended and restricted and as assumed by Rowan Companies plc, effective May 4, 2012) (the “Plan”), and subject to the conditions described in this Notice and the Plan, Rowan Companies plc (the “Company”) hereby grants to    (the “Participant”),    Performance Units at target, each valued at $100, effective as of____________ (the “Grant Date”), with respect to the three-year performance period commencing January 1, 2012 (the “2012-2014 Grant” or “Grant”).  The Grant is intended to qualify as “qualified performance-based compensation” as described in Code Section 162(m)(4)(C).  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan; the Plan is incorporated herein by reference as a part of this Notice.

See Schedule A for the manner in which the actual number of Performance Units that vest will be determined based on performance.  The Performance Unit measurements and levels (threshold, target, maximum) are provided in Schedule A.

2.
Vesting.  Subject to the adjustments described in Schedule A and certification of the level of attainment of the performance goal by the Company’s Compensation Committee in accordance with the requirements of Code Section 162(m), the 2012-2014 Grant shall be vested on the basis of the certified level of attainment on March 7, 2015; if the Employment of the Participant terminates for any reason prior to such date, the 2012-2014 Grant shall be forfeited.

In the event of a Change in Control, the greater of the number of Performance Units (a) initially granted at target under Section 1 above or (b) based on the then-current expected level of attainment as determined by the Compensation Committee as of the date of the Change in Control shall be fully vested immediately prior to the Change in Control.  Notwithstanding any provisions or definitions contained in the Plan, for purposes of the 2012-2014 Grant, a merger or other transaction shall not constitute a Change in Control if it is effected for the purpose of changing the place of incorporation or form of organization of the Company or the ultimate parent company of the Company and its Affiliates.

3.
Establishment of Accounts.  The Company shall maintain an appropriate bookkeeping record that from time to time will reflect the Participant’s name, the number of Performance Units initially credited to the Participant (and as subsequently measured as provided in Schedule A) and the value of the Performance Units credited to the Participant (the “Account”) as determined by the Compensation Committee.  The 2012-2014 Grant of Performance Units at target shall be credited to the Participant’s Account effective as of the Grant Date and thereafter adjusted as provided in Schedule A.

4.
Reorganization of the Company.  The existence of this Notice shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof; the dissolution or liquidation of the Company; any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding whether of a similar character or otherwise.

5.
Recapitalization Events.  In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (“Recapitalization Events”), then for all purposes references herein to Common Stock or to Performance Units shall mean and include all securities or other property (other than cash) that holders of Common Stock are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Performance Units.

6.	Amount of Payment. The amount of the payout of the Performance Units will be finally determined on March 7, 2015.

7.
Time and Form of Payment; Forfeiture.  As soon as administratively practicable following the earlier of (i) March 7, 2015 or (ii) a Change in Control, payment to the Participant of amounts due hereunder shall be made in Common Stock, in cash or a combination of Common Stock and cash, as determined in the sole discretion of the Committee; provided, however, that in no event shall payment be made later than the 15th day of the third month following the end of the calendar year in which vesting occurs (as provided in Section 2 above).  Upon termination of Employment for any reason prior to the earlier of (i) March 7, 2015 and (ii) a Change in Control, the Performance Units shall be forfeited immediately upon termination.

8.
Transfer of Performance Units.  No right to receive payment hereunder shall be transferable or assignable by the Participant, except by will or the laws of descent and distribution in the event of a Participant’s death after vesting as provided in Section 2 above.

9.
Certain Restrictions.   The Participant acknowledges that he or she will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the terms of this Notice or the Plan, or securities laws or any other applicable laws, rules or regulations.

10.	Recoupment. Notwithstanding any provision of this Notice to the contrary, the Committee may, in its sole discretion:

(a)
recoup from the Participant all or a portion of the Common Stock issued or cash paid under this Notice if the Company’s reported financial or operating results are materially and negatively restated within five years of the grant or payment of such amounts; and

(b)
recoup from the Participant if, in the Committee’s judgment, the Participant engaged in conduct which was fraudulent, negligent or not in good faith, and which disrupted, damaged, impaired or interfered with the business, reputation or Employees of the Company or its Affiliates or which caused a subsequent adjustment or restatement of the Company’s reported financial statements, all or a portion of the Common Stock issued or cash paid under this Notice within five years of such conduct.

In addition, the Grant is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by Company in its discretion to be applicable to the Participant.

11.
Code Section 409A; No Guarantee of Tax Consequences.   This award of Performance Units is intended to be exempt from Code Section 409A and the provisions hereof shall be interpreted and administered consistently with such intent.  The Company makes no commitment or guarantee to the Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Notice.

12.
Responsibility for Taxes.   The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance contributions, national insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  The Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Grant, including, but not limited to, the grant, vesting or payment of the Performance Units, the issuance of shares of Common Stock or cash pursuant to such payment, the subsequent sale of any shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the Grant or any aspect of the Performance Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or

(b)
withholding from payout of the Performance Units either through withholding of cash or, if paid in shares of Common Stock, a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or

(c)
if the Performance Units are paid in shares of Common Stock, withholding in shares of Common Stock to be issued upon payment of the Performance Units, provided, however, that if the Participant is a Section 16 officer of the Company under the Exchange Act, the Participant may elect the method of withholding from alternatives (a) – (c) herein in advance of any relevant withholding event, and in the absence of the Participant’s timely election, the Company will withhold in shares of Common Stock upon the relevant withholding event.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock subject to the vested portion of the Performance Units, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

The Participant agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to pay amounts due hereunder if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

For Participants subject to tax in the United Kingdom, if payment or withholding of the income tax due in connection with the Grant is not made within ninety (90) days of any event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by you to the Employer, effective on the Due Date.  The loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to herein or otherwise permitted under the Plan.  Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant shall not be eligible for a loan to cover the income tax due as described above.  In the event the Participant is such a director or executive officer and the income tax due is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax will constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) will be payable.  The Company or the Employer may recover any such additional income tax and NICs at any time thereafter by any of the means referred to herein or otherwise permitted under the Plan.  The Participant will also be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

13.
Data Privacy.  The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Notice and any other Grant materials by and among the Company, the Employer and any Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company, the Employer and any Affiliates may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Performance Units or any other entitlement to cash or shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  The recipients of Data may be located in the United States or elsewhere, and the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country.  The Participant may request a list with the names and addresses of any potential recipients of Data by contacting his or her human resources representative.  The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.  The Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her human resources representative.  Further, the Participant is providing his or her consents herein on a purely voluntary basis.  If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her Employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant's consent is that the Company would not be able to grant the Performance Units or other equity awards to the Participant or administer or maintain such awards.  Therefore, the Participant’s refusal or withdrawal of his or her consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant may contact his or her human resources representative.

14.
Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15.	Nature of Grant. The Participant acknowledges and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the Grant is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been granted in the past;

(c)	all decisions with respect to future Performance Units or other awards, if any, will be at the sole discretion of the Company;

(d)
the Grant and the Participant’s participation in the Plan shall not create a right to Employment or be interpreted as forming an Employment or services contract with the Company, the Employer or any Affiliate and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate the Participant’s Employment relationship (if any);

(e)	the Participant is voluntarily participating in the Plan;

(f)	the Performance Units are not intended to replace any pension rights or compensation;

(g)
the Performance Units and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Units resulting from the Participant ceasing to provide Employment or other services to the Company or the Employer (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any), and in consideration of the Grant to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, its Affiliates or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company, its Affiliates and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(i)
for purposes of this Grant, the Participant will no longer be considered an Employee as of the date the Participant ceases to actively provide services to the Company or an Affiliate; further, in the event the Participant ceases to be an Employee (for any reason whatsoever, whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any), unless otherwise provided in this Notice or determined by the Company, the Participant’s right to vest in or received payment pursuant to the Performance Units under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively providing services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of this Grant (including whether the Participant may still be considered to be providing services while on an approved leave of absence);

(j)
unless otherwise provided in the Plan or by the Company in its discretion, the Performance Units and the benefits evidenced by this Notice do not create any entitlement to have the Performance Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and

(k)	the following provisions apply only if the Participant is employed outside the United States:

(i)	the Performance Units and the income and value of same are not part of normal or expected compensation or salary for any purpose; and

(ii)
neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant's local currency and the United States Dollar that may affect the value of the Performance Units or of any amounts due to the Participant pursuant to the payment of the Performance Units or the subsequent sale of any shares of Common Stock acquired upon settlement.

16.
No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock.  The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

17.
Amendment and Termination.  Except as otherwise provided in the Plan or this Notice, no amendment of this Notice that adversely affects the Participant’s rights hereunder in any material respect or termination of this Notice shall be made by the Company without the written consent of the Participant.

18.	Binding Effect. This Notice shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Participant.

19.
Governing Law and Venue.  This Notice shall be governed by, and construed in accordance with, the laws of the State of Texas.  The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or this Notice.

20.
Severability.  In the event that any provision of this Notice shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Notice, and this Notice shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

21.
Waiver.  A waiver by the Company of breach of any provision of this Notice shall not operate or be construed as a waiver of any other provision of this Notice, or of any subsequent breach by the Participant or any other Participants.

SCHEDULE A

You have been granted Performance Units (“PUs”) as of ____________, each of which has a grant date target value of $100.  The amount ultimately payable for each PU granted, if any, is linked to the Company’s Relative Total Shareholder Return (“TSR”) over the 2012-2014 period. Such amount would be payable after the March 7, 2015 vesting date, and may be anywhere from $0 to $200 per unit, depending on the Company’s TSR ranking during the three-year performance period ending on December 31, 2014 relative to a group of peer companies (the "Peer Group"). The Peer Group currently consists of Atwood, Diamond Offshore, Ensco, Noble Corp, Seadrill and Transocean, but may be modified as deemed necessary by the Committee.

While there will be no payout until after the vesting date, you will be notified of the PU notional value after the end of each annual performance period as follows:

January 1 – December 31, 2012 – 25% of PU value measured
January 1 – December 31, 2013 – 25% of PU value measured
January 1 – December 31, 2014 – 25% of PU value measured
January 1, 2012 – December 31, 2014 – remaining 25% of PU value measured

Each value determined above will not be subject to further adjustment, unless deemed necessary by the Committee and only to the extent such adjustment would not cause the PUs to fail to constitute “qualified performance-based compensation” within the meaning of Code Section 162(m)(4)(C).  As an example, if the Company’s TSR ranked at the top of the Peer Group for the 2012 period, the 25% of PU value for the 2012 performance period would be measured at $50 (200% of the 25% potential value).  If you are still employed with the Company on the vesting date, you would receive this value (in stock or cash) on or after the March 7, 2015 vesting date (and in any event within the period set forth in the Award Notice).  If the Company’s 2013 TSR ranked at the bottom of the Peer Group, the 25% of PU value for the 2013 performance period would be measured at $0, though no change would be made the value measured for 2012.

TSR is calculated with respect to each performance period for the Company as the result of dividing (a) the average closing price of the Common Stock for the last twenty-five (25) trading days of the applicable performance period (plus any dividends paid per share by any of the companies during the applicable performance period), less the average closing price of Common Stock for the twenty-five (25) trading days immediately preceding the performance period, by (b) the average closing price of Common Stock for the twenty-five (25) trading days immediately preceding the performance period. TSR is calculated with respect to each performance period for the companies in the Peer Group on the same basis as TSR is calculated for the Company.  The Company’s TSR will be interpolated between the peer ranked immediately above the Company and the peer ranked immediately below the Company.  If the Company is at the bottom of the peer group for any period, there will be no performance unit value attributable to that period.

The following chart demonstrates the PU value (as a % of target) for each level of performance, and illustrates the slope of the payout line.

RDC Performance Rank	7th	6th	5th	4th	3rd	2nd	1st
Unit Value	0	33%	67%	100%	133%	167%	200%

[Missing Graphic Reference]

By way of explanation – if Rowan is the 4th in our peer group in terms of Relative TSR in each year and for the three year period, the PUs granted would pay out at target, or $100 per unit (payable in cash or stock at the Committee’s discretion)